EQUITRUST VARIABLE INSURANCE SERIES FUND

Multiple Class Plan Adopted Pursuant to Rule 18f-3

WHEREAS, EquiTrust Variable Insurance Series Fund, a Massachusetts business trust (the “Fund”), engages in business as an open-ended management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Fund is authorized to and does issue shares of beneficial interest in separate series, with the shares representing interests in separate portfolios of securities and other assets (the Fund’s series together with all other such series subsequently established by the Fund being referred to herein individually as a “Series” and collectively as the “Series”);

WHEREAS, the Fund is authorized to and has divided the shares of each Series into two classes, designated as Services Class Shares and Initial Class Shares;

WHEREAS, the Board of the Fund as a whole, and the Trustees, as applicable, who are not interested persons of the Fund (as defined in the Act)(the “Non-Interested Trustees”), after having been furnished and having evaluated information reasonably necessary to evaluate this Multiple Class Plan (the “Plan”), have determined in the exercise of their reasonable business judgment that the Plan is in the best interests of each class of each Series individually, and each Series and the Fund as a whole; and

NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 18f-3 under the Act;

1.	CLASS DIFFERENCES. Each class of shares of a Series shall represent interests in the same portfolio of investments of that Series and, except as otherwise set forth in this Plan, shall differ solely with respect to: (i) distribution and shareholder services, and other charges and expenses as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or for which the interests of one class differ from the interests of another class or classes; (iii) such differences relating to eligible investors as may be set forth in the prospectus and statement of additional information of each Series, as the same may be amended or supplemented from time to time (each a “Prospectus” and “SAI” and collectively, the “Prospectus” and “SAI”); and (iv) the designation of each class of shares.

2.	DISTRIBUTION AND SERVICE ARRANGEMENTS. Service Class Shares and Initial Class Shares of the Fund shall differ in the manner in which such shares are distributed and in the services provided to shareholders of each such class as follows:

(a)	Service Class Shares. Service Class Shares shall be subject to an annual distribution and shareholder services fee pursuant to the 12b-1 Plan (“12b-1 Fee”) not to exceed 0.25 of 1% of average daily net assets of the Series allocable to Service Class Shares.

(b)	Initial Class Shares. Initial Class Shares shall not be subject to a 12b-1 Fee.

3.	ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES

(a)	Investment Income, and Realized and Unrealized Gains and Losses. The daily investment income, and realized and unrealized gains and losses, of a Series will be allocated to each class of shares based upon each class’ relative percentage of the total value of shares of the Series outstanding at the beginning of the day, after such net assets are adjusted for the prior day’s capital share transactions.

(b)	Series Level Expenses. Expenses that are attributable to a Series, but not to a particular class thereof (“Series Level Expenses”), will be allocated to each class of shares based upon each class’ relative percentage of the total value of shares of the Series outstanding at the beginning of the day, after such net assets are adjusted for the prior day’s capital shares transactions. Series Level Expenses include fees for services that are received equally by the classes under the same fee arrangement. All expenses attributable to a Series that are not “class level expenses” (as defined below) shall be Series Level Expenses.

(c)	Class Level Expenses. Expenses that are directly attributable to a particular class of shares, including the expenses relating to the distribution of a class’ shares, or to services provided to the shareholders of a class, as set forth in Section 2 of this Plan, will be incurred by that class of shares. Class Level Expenses include expenses for services that are unique to a class of shares in either form or amount. Class Level Expenses shall include, but not be limited to: 12b-1 Fees; expenses associated with the addition of share classes to the Fund (to the extent that the expenses were not fully accrued prior to the issuance of the new classes of shares); expenses of administrative personnel and services required to support the shareholders of a specific class; printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to shareholders and beneficial owners of a specific class; litigation or other legal expenses relating to a specific class of shares; trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares; share registration expenses incurred by a specific class; and accounting expenses relating to a specific class of shares.

(d)	Fee Waivers and Expense Reimbursements. Notwithstanding the foregoing, the distributor, the investment manager or other provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act.

4.	EXCHANGE PRIVILEGE. Shares of a class of a Series may be exchanged only for shares of the same class of another Series, except as otherwise set forth in the Prospectus and/or SAI.

5.	TERMS AND TERMINATION.

(a)	The Series. This Plan shall become effective with respect to each Series on May 1, 2008, and shall continue in effect with respect to such Service Class and Initial Class Shares of each such Series until terminated in accordance with the provisions of Section 5(c) hereof.

(b)	Additional Series or Classes. This Plan shall become effective with respect to any class of shares of a Series other than Service Class or Initial Class and with respect to each additional Series or class thereof established by the Fund after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional Series by votes of a majority of both (i) the members of the Board of the Fund, as a whole, and (ii) the Non-Interested Trustees, cast at a meeting held before the initial public offering of such additional Series or classes thereof), and shall continue in effect with respect to each such additional Series or class until terminated in accordance with provisions of Section 5(c) hereof. An addendum setting forth such specific and different terms of such additional series or classes shall be attached to or made part of this Plan.

(c)	Termination. This Plan may be terminated at any time with respect to the Fund or any Series or class thereof, as the case may be, by vote of a majority of both the members of the Board of the Fund, as a whole, and the Non-Interested Trustees. The Plan may remain in effect with respect to any Series or class thereof even it if has been terminated in accordance with this Section 5(c) with respect to any other Series or class.

6.	AMENDMENTS. Any material amendment to this Plan affecting the Fund or Series or class thereof shall require the affirmative vote of a majority of both the members of the Board of the Fund, as a whole, and the Non-Interested Trustees that the amendment is in the best interests of each class of each Series individually and each Series as a whole.

7.	GOVERNANCE STANDARDS. So long as this Plan is in effect, the Board of Trustees of the Fund shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Act.

Dated: May 1, 2008

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